UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 28, 2015

Talmer Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	001-36308 (Commission File Number)	61-1511150 (IRS Employer Identification No.)

2301 West Big Beaver Rd., Suite 525 Troy, Michigan (Address of principal executive offices)	48084 (Zip Code)

(248) 498-2802

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

The Annual Meeting of Shareholders of Talmer Bancorp, Inc. will be held on Monday, June 8, 2015, in Troy, Michigan.  As described in our proxy statement for the Annual Meeting dated April 27, 2015 (the “Proxy Statement”), we are asking our shareholders to vote on the following two proposals:

•                  to elect 14 directors to our board of directors each to serve until the annual meeting of shareholders to be held in 2016 or until that person’s successor is duly elected and qualified; and

•                  to ratify the appointment of Crowe Horwath LLP as our independent public accounting firm for 2015.

On May 28, 2015, we learned that ISS Proxy Advisors Services had issued a report in which it recommended, among other things, that shareholders vote AGAINST the ratification of Crowe Horwath, “given that non-audit fees are 51.24% of the total fees received by the auditor during the fiscal year, raising substantial doubts over the independence of the auditor.”  As a result of its conclusion regarding the fees, ISS further recommended that shareholders WITHHOLD votes “for Audit Committee members Barbara Mahone, Max Berlin, Jennifer M. Granholm, David Leitch, Robert H. Naftaly, and Thomas Schellenberg due to the excessive amount of non-audit related fees paid to the company’s auditor in the last fiscal year, which increases the potential for a conflict of interest.”

For the reasons explained below, we believe that ISS’s recommendations are based on a misunderstanding relating to the non-audit fees we paid to Crowe Horwath LLP.  To address this issue, we are adding supporting detail to the table on page 37 of the Proxy Statement in the section entitled Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm — Audit and Related Fees.  ISS’s policies recognize that certain tax-related services, including tax compliance and preparation fees, are most economically provided by a company’s independent registered public accounting firm.  We understand that ISS may exclude these fees from ISS’s calculation of non-audit fees we paid to Crowe Horwath LLP if the fees are detailed in a footnote to the fee disclosure table.  If the tax compliance and preparation fees are excluded from ISS’s calculation, then the percentage of non-audit fees of the total fees will no longer be excessive.

The following table shows the total fees that we paid for services performed in the years ended December 31, 2014 and 2013 to Crowe Horwath LLP.  We have added a footnote to the table to break out the tax compliance and tax preparation fees underlying the Tax Fees line item.

	2014	2013
Audit fees	$755,275	$773,000
Audit-Related Fees	254,850	260,165
Tax Fees (1)	1,061,310	712,640
All Other Fees	—	—

Total	$2,071,435	$1,745,805

(1)         Of the $1,061,310 of tax fees incurred during the year ended December 31, 2014, $349,196 were tax compliance and tax return preparation fees.  The substantial majority of the remainder of the tax fees were tax fees associated with the resolution of tax matters and analysis of tax attributes related to the Company’s recent material acquisitions.

Excluding tax preparation and tax compliance fees, non-audit fees paid to Crowe Horwath LLP were 34.38% of the total fees paid to Crowe Horwath LLP during the 2014 fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALMER BANCORP, INC.

Dated: May 29, 2015	By:	/s/ David T. Provost
David T. Provost
Chief Executive Officer